UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2012 (September 4, 2012)

SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2012, Solera Holdings, Inc. (the “Company”) entered into substantially similar executive employment agreements (“EEAs”) with Renato Giger, Chief Financial Officer, Abilio Gonzalez, Senior Vice President, Global Human Resources, and Jason Brady, Senior Vice President and General Counsel. Messrs. Giger, Gonzalez and Brady are named executive officers.

Under the EEAs, each executive officer will continue to receive his current annual base salary (or such greater amount as the Compensation Committee (the “Committee”) of the Company's Board of Directors (the “Board”) may determine from time to time). Under the EEAs, each executive will continue to be eligible for bonuses under the Company's annual business incentive plan, and annual long-term incentive awards and participation in the Company's employee benefit plans and arrangements on the same basis as such officers do currently and as generally applicable to the Company's senior executive officers. The annual base salary and annual target bonus (as a percentage of annual base salary) for each of Messrs. Giger, Gonzalez and Brady as of September 4, 2012, are $431,000 and 75%, $351,000 and 70%, and $334,000 and 70%, respectively.

Upon a termination of an executive's employment by the Company without cause prior to a change of control, and subject to his execution of a general release of claims, the executive will be entitled to cash severance benefits equal to one times the sum of his base salary and annual target bonus payable over eighteen months and reimbursement of health care continuation premiums for up to eighteen months. In addition, he will immediately vest in any long-term incentive awards subject to time-based vesting to the extent such awards were scheduled to vest within 12 months of termination of employment; vesting of performance-based awards will be determined by the terms of the award. In the event of termination without cause or resignation for good reason occurring upon or within twenty-four months after a change in control, and subject to the execution of a general release of claims, the executive will be entitled to cash severance benefits based on 1.5 times the sum of his annual base salary and annual target bonus, full vesting of all unvested time-based vesting awards and treatment of performance-based awards in accordance with the terms of such awards.

Under the EEAs, no excise tax gross-up will be paid to the executive and his change in control related benefits may be reduced to the extent such reduction eliminates the excise tax and results in greater after-tax benefits resulting from avoidance of the excise tax. Compensation paid or awarded to the executive under the EEAs will be subject to compensation recovery (clawback) to the extent required by applicable laws or regulations.

Under the EEAs, the executive is subject to confidentiality and non-use and non-disclosure commitments relating to the Company's confidential and proprietary information. In addition, the executive has agreed that while employed and for a period of fifteen months following termination of his employment for any reason, he will not directly or indirectly perform services for any business whose business activities compete with the Company anywhere in the world or interfere with the Company's relationships with its customers, employees, suppliers, business partners or vendors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON BRADY
Date: September 7, 2012	Name: Jason Brady
Title: Senior Vice President, General Counsel and Secretary